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                                                                   EXHIBIT 10.27







                    THE GUIDANT EXECUTIVE DEFERRED BONUS PLAN




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                                TABLE OF CONTENTS

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
Section 1. Restatement of the Plan                                     1

Section 2. Definitions                                                 1

Section 3. Participation                                               4
3.1        Bonuses                                                     4
3.2        Company Awards                                              4
3.3        Prior Plan Amounts                                          5

Section 4. Individual Account                                          5

Section 5. Accrual of Company Credit                                   5

Section 6. Payment                                                     6
6.1        Payment Options                                             6
6.2        Payment Upon Death                                          7
6.3        Resignation or Dismissal                                    8
6.4        Payment on Unforeseeable Emergency                          8
6.5        Cash Payments                                               9

Section 7. Prohibition Against Transfer                                9

Section 8. Participant's Rights Unsecured                              9
8.1        Unsecured General Creditor                                  9
8.2        Trust Fund                                                  9

Section 9. Administration                                             10
9.1.       Committee                                                  10
9.2.       Powers of the Committee                                    10
9.3.       Finality of Committee Determinations                       11
9.4.       Claims Procedures                                          11
9.5.       Withholding                                                11
9.6.       Incapacity                                                 12
9.7.       Legal Holidays                                             12

Section 10.          No Employment Rights                             12

Section 11.          Amendment, Suspension, Termination               12

Section 12.          Applicable Law                                   13

Section 13.          Effective Date                                   13
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                    THE GUIDANT EXECUTIVE DEFERRED BONUS PLAN

SECTION 1.  RESTATEMENT OF THE PLAN.

         Guidant established for the benefit of Participants an unfunded plan of voluntarily deferred compensation known as "The Guidant Executive Deferred Compensation Plan," which was originally effective September 25, 1995. The Plan is hereby amended and restated in its entirety, effective as of January 1, 1999, and is renamed, effective January 1, 2000, "The Guidant Executive Deferred Bonus Plan." The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

SECTION 2.  DEFINITIONS.

         When used in the Plan, the following terms shall have the definitions set forth in this Section 2:

         2.1. Account. The term "Account" means the bookkeeping account established for a Participant pursuant to Section 4.

         2.2. Beneficiary. The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated pursuant to Subsection 6.2.

         2.3. Board of Directors. The term "Board of Directors" means the Board of Directors of the Company.

         2.4. Bonus. The term "Bonus" means a payment to which an Eligible Employee is entitled pursuant to an incentive compensation plan of Guidant, including the Economic Value Added (EVA) Incentive Pay Plan, or any similar incentive compensation plan as may be designated by the Committee from time to time.



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         2.5. Bonus Year. The term "Bonus Year" means each calendar year after
1995 in which a Bonus deferred under the Plan is earned by a Participant.

         2.6. Committee. The term "Committee" means the committee designated in Subsection 9.1 to administer the Plan.

         2.7. Company. The term "Company" means Guidant Corporation.

         2.8. Company Contribution. The term "Company Contribution" means any additional amount that Guidant has awarded to a Participant under Subsection 3.2.

         2.9 . Company Credit. The term "Company Credit" means, with respect to a calendar quarter, an amount computed and credited to Participants' Accounts pursuant to Section 5 at a rate that is two percent (2%) above the "bank prime loan" rate reported in the Federal Reserve Statistical Release (Report H.15) for the first business day of the quarter.

         2.10. Disability. The term "disability" means an Eligible Employee's inability to perform the material duties of his regular occupation with Guidant or any other Guidant position in the same salary grade that is commensurate with the Eligible Employee's education, training, and experience; provided that the inability results from an accidental bodily injury or illness that requires the Eligible Employee to be under the care of a licensed physician, and provided further that the inability is not attributable to war, declared or undeclared, or any act of war, to intentionally self-inflicted injury (while sane or insane), or to active participation in a riot.

         2.11. Eligible Employee. The term "Eligible Employee" means a management or highly compensated employee of the Company who is designated by the Committee as eligible to defer under the Plan any Bonus earned in the following Bonus Year.


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         2.12. Guidant. The term "Guidant" means the Company and its subsidiaries and affiliates that adopt the Plan.

         2.13. Participant. The term "Participant" means an Eligible Employee who has elected to defer all or part of a Bonus pursuant to the Plan in accordance with Subsection 3.1, or an Eligible Employee who has amounts credited to his Account under Subsection 3.2 or 3.3.

         2.14. Plan. The term "Plan" means "The Guidant Executive Deferred Bonus Plan" as set forth in this instrument, as it may be amended from time to time.

         2.15. Points. A Participant shall be deemed to have accumulated one Point for every year of his age and for each Year of Service credited to him.

         2.16 Retirement. The term "Retirement" means the Participant's termination of employment with Guidant, but only if that termination occurs on or after the date when the Participant has (1) attained age 65, (2) attained age 55 and accumulated ten (10) Years of Service, or (3) if the Participant is entitled to receive Transition Benefits, accumulated 80 Points.

         2.17. Transition Benefits. The term "Transition Benefits" means the additional benefit accruals that are provided under The Guidant Retirement Plan to participants in that plan who, as of September 25, 1995, had accumulated at least 65 Points.

         2.18. Year of Service. The term "Year of Service" means 365 days of "Service," as defined in section 1.01(23) of The Guidant Employee Savings and Stock Ownership Plan.


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SECTION 3.  PARTICIPATION.

                  3.1. Bonuses. Prior to the beginning of each Bonus Year, the Committee shall select those Eligible Employees who may elect to defer Bonuses pursuant to the Plan. Upon selection by the Committee and before the beginning of the applicable Bonus Year, an Eligible Employee may defer the receipt of a Bonus pursuant to the Plan by filing a written election with the Committee (or its designee), in a form satisfactory to the Committee, that does the following:

                  (a) defers payment of a designated amount (of One Thousand Dollars ($1,000) or more) or a percentage of the Bonus (in any increment of five (5) percent), if any, to be earned in the Bonus Year, and

                  (b) specifies the payment option selected by the Participant pursuant to Subsection 6.1.

                  The amount deferred may not exceed the amount of the Bonus.

                  Except as provided in Subsections 6.1 and 6.3, any election made pursuant to this Section 3 (including any election made pursuant to Paragraphs (a) and (b) above) with respect to a Bonus Year shall be irrevocable when made.

                  Selection of an Eligible Employee for deferral of a Bonus during one Bonus Year does not confer upon the Eligible Employee a right to defer Bonuses for subsequent Bonus Years. The Eligible Employees who shall be permitted to defer Bonuses pursuant to the Plan shall be selected annually by the Committee.

                  3.2. Company Awards. In its sole discretion, Guidant may award an additional amount to any Participant at any time. Any such award shall be specified in a written notice to the Participant. Any amount awarded under this subsection shall be treated the same as any other amounts held under this Plan. The Participant shall specify the payment option with respect to the awarded amount pursuant to Subsection 6.1 promptly upon receipt of notice of the amount awarded.


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         3.3 Prior Plan Amounts. Compensation previously deferred by a
Participant (and interest credited on those amounts) under The Lilly Deferred Compensation Plan shall be credited to the Participant's Account as of December 31, 1995, and credited with the Company Credit for periods after that date. Amounts credited under this Subsection shall be treated the same as any other amounts held under this Plan. A Participant credited with an amount under this Subsection shall specify the payment option with respect to that amount pursuant to Subsection 6.1 within 30 days of the date specified in the preceding sentence.

SECTION 4.  INDIVIDUAL ACCOUNT.

         The Committee shall maintain a bookkeeping account in the name of each Participant. In the year following each Bonus Year, each Participant's Account shall be credited with the amount that the Participant has elected to defer under Subsection 3.1, as of the date on which the deferred amount is reported to the Committee's designated recordkeeper. Each Participant shall be given an annual statement, as of December 31 of each year, showing for that year (a) the amount of Bonus deferred, (b) the amount of the Company Credit to the Participant's Account, (c) any other amounts credited to the Participant's Account, and (d) the total amount of the Participant's Account as of the end of the year.

SECTION 5.  ACCRUAL OF COMPANY CREDIT.

         The Treasurer of the Company shall determine the applicable rate of Company Credit as of the first business day of each quarter of each calendar year. This rate shall be effective for that calendar quarter and is defined as two percent (2%) above the "bank prime loan" rate as reported in the Federal Reserve Statistical Release (Report H.15) for the applicable date. Prior to October 1, 1999, the Company Credit shall be calculated on the basis of a 365/366-day year


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and shall be credited daily to the Participant's Account and compounded quarterly. Effective October 1, 1999, the Company Credit shall be calculated on the basis of a 365/366 day year and shall accrue and compound daily on the daily balance of the Participant's Account. The daily balance of the Participant's Account shall reflect additions and withdrawals as of the effective date of each transaction.

SECTION 6.  PAYMENT.

                  6.1 Payment Options. A Participant shall elect a payment option from the payment options described below. The payment options from which the Participant may choose are the following:

                  (a) a lump sum payable in January of the second calendar year following the calendar year in which the Participant's employment terminates by reason of Retirement or Disability;

                  (b) annual installments over a period of two to ten years (as specified by the Participant) commencing in January of the second calendar year following the calendar year in which the Participant's employment terminates by reason of Retirement or Disability; or

                  (c) a lump sum payable in January of the calendar year irrevocably designated by the Participant at the time he files his written election under Subsection 3.1, provided that such calendar year is no earlier than the second calendar year after the year in which the Bonus was determined.

                  Guidant shall pay the aggregate amounts deferred, together with a proportionate part of the aggregate Company Credit accrued to the date (or dates) of payment, in accordance with the payment option elected. If a payment option described in Paragraph (a) or (c) above has been elected, the amount of the lump


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sum shall be equal to the amount credited to the Participant's Account as of the date of the payment (including any Company Credit allocated to the Participant's Account). If the payment option described in Paragraph (b) above has been elected, the amount of each installment shall be equal to the amount credited to the Participant's Account as of the date of the installment payment (including any Company Credit allocated to the Participant's Account) divided by the number of installment payments that have not yet been made. If the Participant fails to elect a payment option, the amount credited to the Participant's Account shall be distributed in a lump sum in accordance with the payment option described in Paragraph (a) above. Notwithstanding the foregoing, if the amount credited to the Participant's Account is less than $25,000 at any time following the year in which the Participant's employment terminates by reason of Retirement or Disability, the Committee shall pay out the amount credited to the Participant's Account in a lump sum.

         6.2 Payment Upon Death. Within a reasonable period of time following a Participant's death, the balance, if any, credited to the Participant's Account shall be paid in a lump sum to the Participant's Beneficiary. For purposes of this Subsection 6.2, the balance credited to the Participant's Account shall be determined as of the date of payment. A Participant may designate his Beneficiary, in writing, in a form acceptable to the Committee, and filed with the Committee (or its designee) before the Participant's death. A Participant may, before the Participant's death, revoke a prior designation of Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided that the revocation and new designation (if any) are in writing, in a form acceptable to the Committee, and filed with the Committee (or its designee) before the Participant's death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount


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not distributed to the Participant during the Participant's life shall be paid to the Participant's estate in a lump sum in accordance with this Subsection
6.2.

                  6.3. Resignation or Dismissal. Within a reasonable time following termination of a Participant's employment by resignation or dismissal, the balance in the Participant's Account shall be paid in a lump sum to the Participant. For purposes of this Subsection 6.3, the balance in the Participant's Account shall be determined as of the date of payment (and shall include any Company Credit allocated to the Participant's Account).

                  6.4. Payment on Unforeseeable Emergency. The Committee may, in its sole discretion, direct payment to a Participant of all or of any portion of the Participant's Account balance, notwithstanding an election under Subsection 6.1, at any time that the Committee determines that the Participant has an unforeseeable emergency and then only to the extent reasonably necessary to meet the emergency. For purposes of this rule, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that the hardship is or may be relieved by any of the following:

                  (a) Through reimbursement or compensation by insurance or otherwise,

                  (b) By liquidation of the Participant's assets, to the extent the liquidation of the assets would not itself cause severe financial hardship, or

                  (c) By cessation of deferrals under the Plan.


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         Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.

         In the event that the Committee approves a payment pursuant to this Section, the Participant will not be permitted to defer any portion of the Bonus earned with respect to the Bonus Year in which the withdrawal occurred.

         6.5 Cash Payments. All payments under the Plan shall be made in cash.

SECTION 7.  PROHIBITION AGAINST TRANSFER.

         The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution. A Participant may not assign, sell, pledge, or otherwise transfer any amount to which he is entitled under the Plan prior to payment of that amount to the Participant.

SECTION 8.  PARTICIPANT'S RIGHTS UNSECURED.

         8.1. Unsecured General Creditor. The interests of Participants in the Plan shall be that of unsecured general creditors, with no secured or preferential right to any assets of Guidant or any other party for payment of benefits under this Plan. Any property held by Guidant for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged, and unrestricted assets. Any obligation under the Plan shall be an unfunded and unsecured promise to pay benefits in the future.

         8.2. Trust Fund. Guidant shall be responsible for the payment of benefits provided under the Plan. At its discretion, Guidant may establish one or more trusts, with such trustees as the Board of Directors may approve, for the


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purpose of providing for the payment of such benefits. Any trustee so appointed shall be bonded in a manner satisfactory to Guidant. Whether or not such a trust is irrevocable, its assets shall at all times be subject to the claims of Guidant's general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from such a trust, Guidant shall have no further obligation to pay Plan benefits. Plan benefits not paid from the trust shall remain the obligation of Guidant.

SECTION 9.  ADMINISTRATION.

                  9.1. Committee. The Plan shall be administered by the Management Development and Compensation Committee of the Board of Directors, the members of which shall be selected by the Board of Directors from among its members. No member of the Committee may be a salaried employee of the Company.

                  9.2. Powers of the Committee. The Committee's powers shall include, but not be limited to, the power to do the following:

                  (i) select Eligible Employees for participation in the Plan;

                  (ii) interpret, with discretionary authority, the terms and provisions of the Plan and determine, with discretionary authority, any and all questions arising under the Plan, including, without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision;

                  (iii) adopt rules consistent with the terms of the Plan;

                  (iv) appoint persons to carry out administrative and recordkeeping requirements; and


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                  (v) limit the deferrals of executive officers to assure that
         Guidant has sufficient funds to cover taxes, benefit payments, and other necessary or appropriate deductions.

                  9.3. Finality of Committee Determinations. Determinations by the Committee and any interpretation, rule, or decision adopted by the Committee under the Plan or in carrying out or administering the Plan shall be final and binding for all purposes and upon all interested persons, their heirs, and personal representatives.

                  9.4. Claims Procedures. Any person making a claim for benefits under the Plan shall submit the claim in writing to the Committee. If the Committee denies the claim in whole or in part, it shall issue to the claimant a written notice explaining the reason for the denial (with specific reference to the Plan provision(s) on which it is based) and identifying any additional information or documentation that might enable the claimant to perfect the claim. The claimant may, within 60 days of receiving a written notice of denial, submit a written request for reconsideration to the Committee, together with a written explanation of the basis of the request. The Committee shall consider any such request and shall provide the claimant with a written decision together with a written explanation of the reason(s) for the decision (with reference to the specific Plan provision(s) on which the decision is based). All interpretations, determinations, and decisions of the Committee in respect of any claim shall be final and conclusive.

                  9.5. Withholding. The Company shall have the right to deduct from all payments under the Plan any taxes required by law to be withheld from such payments. The recipients of those payments shall bear responsibility for all taxes on amounts paid under the Plan to the extent that taxes are not withheld from those amounts, irrespective of whether withholding is required.


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         9.6. Incapacity. If the Committee determines that any person entitled to benefits under the Plan is unable to care for his or her affairs because of illness or accident, then any payment due may be paid for the benefit of that person to the person's spouse, parent, brother, sister, or other party deemed by the Committee to have incurred expenses for that person unless a duly qualified guardian or other legal representative has been appointed, in which case, payment shall be made to that guardian or legal representative.

         9.7. Legal Holidays. If any day on (or on or before) which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, that action may be taken on (or on or before) the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided that this Subsection 9.7 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

SECTION 10.  NO EMPLOYMENT RIGHTS.

         No provision of the Plan or any action taken under this Plan by Guidant, the Company, the Board of Directors, or the Committee shall give any person any right to be retained in the employ of Guidant, and Guidant's right and power to dismiss or discharge any Participant is specifically reserved.

SECTION 11.  AMENDMENT, SUSPENSION, AND TERMINATION.

         The Board of Directors shall have the right to amend, suspend, or terminate the Plan at any time. The Committee shall also have the right to amend the Plan, except for Subsection 9.1 and this Section 11. However, no amendment of the Plan shall adversely affect the rights of any Participant or Beneficiary to any amount credited to his or her Account at the time of the amendment, but this shall not prevent the Company from modifying payment options under Subsection 6.1.


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SECTION 12.  APPLICABLE LAW.

         The Plan shall be governed by, and construed in accordance with the laws of the State of Indiana, except to the extent that those laws are preempted by federal law.

SECTION 13.  EFFECTIVE DATE.

         This restated Plan is effective as of January 1, 1999.



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                         FIRST AMENDMENT TO THE GUIDANT
                          EXECUTIVE DEFERRED BONUS PLAN
                      (RESTATED EFFECTIVE JANUARY 1, 1999)

         This First Amendment to The Guidant Executive Deferred Bonus Plan (Restated Effective January 1, 1999) has been duly adopted by Guidant Corporation effective as of January 1, 2003.

                                    RECITALS

         A. Guido Neels became an Eligible Employee on January 1, 2003, when he became Group Chairman, Office of the President. Under the terms of the Plan then in effect, however, an Eligible Employee must be designated as such by the Compensation Committee prior to the beginning of a Bonus Year to be able to elect pursuant to the Plan to defer the receipt of all or any portion of a Bonus for that Bonus Year. Accordingly, because Mr. Neels first became an Eligible Employee on January 1, 2003, the terms of the Plan then in effect did not permit him to elect to defer a portion of his Bonus for 2003.

         B. The Committee determined that Mr. Neels should be given an opportunity to elect to make a deferral election under the Plan for any Bonus he may earn in 2003, provided that Mr. Neels made such an election within 45 days of the date on which he first became an Eligible Employee. A resolution to that effect, effectively amending the Plan as of January 1, 2003, was duly adopted by the Committee.

         C. This Amendment reflects and memorializes the change to the Plan effected by the Committee's resolution.

                                    AMENDMENT

         Effective January 1, 2003, the following new Section 3.4 is added to the Plan, to read as follows:


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Section 3.4. 2003 Bonus Deferral Election for Guido Neels. Notwithstanding any
other provision of the Plan, within 45 days of January 1, 2003, the date on which he first became an Eligible Employee, Guido Neels may make a written election, in a form satisfactory to the Committee, to defer payment of a designated amount (of One Thousand Dollars ( $1,000) or more) or a percentage (in any increment of five (5) percent) of the Bonus, if any, to be earned by him in the 2003 Bonus Year. The election will otherwise be subject to the rules described in Section 3.1.


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